VIRTUS OPPORTUNITIES TRUST
Virtus Global Commodities Stock Fund

	SUBADVISORY AGREEMENT

	March 15, 2011

Coxe Advisors, LLP
190 South LaSalle Street, 4th floor
Chicago, Illinois 60603

RE:	Subadvisory Agreement

Ladies and Gentlemen:

Virtus Opportunities Trust ("Fund") is an open-end investment company of the series type registered under the Investment Company Act of 1940, as amended ("Act"), and is subject to the rules and regulations promulgated thereunder. The shares of the Fund are offered or may be offered in several series (collectively, sometimes hereinafter referred to as the "Series").

Subject to the direction of the Trustees of the Fund ("Trustees"), Virtus Investment Advisers, Inc. ("Virtus") is responsible for managing the Fund's investment program and the general operations of the Fund, including oversight of the Fund's subadvisers and recommending their hiring, termination and replacement. By agreement dated March 15, 2011, Virtus retained Harris Investment Management, Inc. ("Adviser") as a discretionary subadviser for that discrete portion of the assets of the Series designated by Virtus as set forth on Schedule C attached hereto ("Designated Series"). Under that agreement, Adviser is responsible for the day-to-day management of the Designated Series.

Under this Agreement, Adviser, with the consent of Virtus, has determined that it is in the best interest of the Designated Series and its shareholders to collaborate with Coxe Advisors, LLP ("Subadviser") in furnishing investment advisory services to the Designated Series. Mr. Donald G. M. Coxe ("Mr. Coxe"), the managing partner of Subadviser, has had over thirty-five years of experience, 18 of which were with Adviser's affiliates, in providing investment advice concerning issuers the value of whose equity securities is derived primarily, whether directly or indirectly, from various physical commodities ("Commodity Equity Securities"). Adviser has had over 40 years' experience providing investment advice to institutional clients, and three years' experience working directly with Subadviser and Mr. Coxe to offer investment advice concerning Commodity Equity Securities to such clients. The Designated Series will be advised by an investment team comprised of individuals from both Adviser and Subadviser.

1.	Employment as a Subadviser.  Subadviser is hereby
employed by Adviser to furnish non-discretionary investment advisory services to Virtus and Adviser on behalf of the Designated Series, on the terms and conditions set forth herein. In particular, Subadviser is employed by Adviser to collaborate with Adviser in recommending the investments to be acquired and disposed of by Adviser on behalf of the Designated Series.
Adviser retains all discretion delegated to it by Virtus under its subadvisory agreement, including all discretion relating to constructing the Designated Series' portfolio, entering transactions on behalf of the Designated Series and selecting brokers and dealers to execute such transactions.

2.	Acceptance of Employment; Standard of Performance.
Subadviser accepts its employment as a non-discretionary subadviser to Adviser on behalf of the Designated Series and agrees to use its best professional judgment to collaborate with Adviser in recommending investments for acquisition or disposition by Adviser for the Designated
Series in accordance with the provisions of this Agreement and as set forth in Schedule B attached hereto and made a part hereof.

3.	Services of Subadviser.  In providing advisory services
to the Designated Series, Subadviser shall be subject to the investment objectives, policies and restrictions of the Fund as they apply to the Designated Series and as set forth in the Fund's then current prospectus
("Prospectus") and statement of additional information ("Statement of Additional Information") filed with the Securities and Exchange Commission (the "SEC") as part of the Fund's Registration Statement, as may be periodically amended and provided to Subadviser by Adviser, to the investment restrictions set forth in the Act and the rules thereunder ("Rules"), and to instructions from the Fund, Virtus or Adviser. In addition, Subadviser shall consult with Adviser as requested on various operational and compliance matters, including asset valuation, proxy voting, and marketing. The services of Subadviser hereunder are not to be deemed exclusive. Subadviser may render services with respect to other clients, including other clients of Adviser, and engage in other activities that do not conflict in any material manner with Subadviser's performance hereunder.

4.	Transaction Procedures.  Subadviser's duties under this
Agreement are limited to collaborating with Adviser on investment recommendations made for the Designated
Series. Subadviser shall have no authority or responsibility for implementing the recommendations on behalf of the Designated Series, including the execution of any transaction. Subadviser acknowledges that Adviser is solely responsible for portfolio construction and trade execution. Subadviser acknowledges further that it shall not have possession or custody of any funds and/or securities of the Designated Series or any responsibility or liability with respect to such custody.

5.	Allocation of Brokerage.  Subadviser shall not have any
authority or discretion to select brokers and dealers to execute Designated Series transactions and shall have no responsibility for seeking best execution of transactions it recommends. Adviser acknowledges that it is solely responsible for seeking best execution of transactions for the Designated Series.

6.	Proxies.  Subadviser acknowledges that, although it will
consult with Adviser as requested with respect to Adviser's individual proxy voting decisions, it shall have no authority or responsibility for voting or handling proxies or for filing Form N-PX in relation to the assets of the Designated Series. Subadviser is similarly not authorized to deal with reorganizations, exchange offers, other voluntary corporate actions or any litigation with respect to securities held by the Designated Series.

7.	Prohibited Conduct.  In providing the services described
in this Agreement, Subadviser's responsibility regarding investment advice hereunder is limited to the Designated
Series, and Subadviser will not consult with any other investment advisory firm that provides investment advisory services to the Fund or any other investment company sponsored by Virtus Investment Partners, Inc.
regarding transactions for the Fund in securities or other assets, except that Subadviser and Adviser will consult with each other regarding the Designated Series and their joint investment recommendations. Adviser shall provide Subadviser with a list of investment advisers to investment companies sponsored by Virtus
Investment Partners, Inc. and Subadviser shall be in breach of the foregoing provision only if it consults with an investment adviser to any investment company included in such a list provided to Subadviser prior to such prohibited action. For avoidance of doubt, nothing set forth herein shall prevent Adviser and Subadviser from collaborating on any investment portfolio recommendations made for the Designated Series or from cooperating in any and all ways necessary to provide the services contemplated by this Agreement.

8.	Information and Reports.

A.	Subadviser is responsible for keeping Adviser
informed of developments relating to its duties as Subadviser of which Subadviser has, or should have, knowledge that would materially affect the Designated Series. In this regard, Adviser may, from time to time and with reasonable notice and due consideration of Subadviser's limited role with respect to the Designated Series, request Subadviser to prepare and provide periodic reports concerning its obligations under this Agreement. In particular, prior to each meeting of the Trustees, Subadviser is responsible for providing Adviser with reports regarding Subadviser's advisory services to the Designated Series during the most recently completed quarter, which reports: (i) shall include, to the extent possible, Subadviser's representation that its performance of its investment management duties hereunder is in compliance with the Fund's investment objectives and practices, the Act and applicable rules and regulations under the Act, and
(ii) otherwise shall be in such form as may be mutually agreed upon by Adviser and Subadviser.

B.	Adviser shall provide Subadviser with a list, to the
best of Adviser's knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of Adviser or Virtus, and Adviser agrees promptly to update such list whenever Adviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

C.	Subadviser shall provide Adviser with a list, to the
best of Subadviser's knowledge, of each affiliated person (and any affiliated person of such an affiliated person) of Subadviser, and Subadviser agrees promptly to update such list whenever
Subadviser becomes aware of any changes that should be added to or deleted from the list of affiliated persons.

D.	Subadviser shall also provide Adviser with any
information reasonably requested by Adviser regarding its advice related to the Designated
Series required for any shareholder report, amended registration statement, or Prospectus supplement to be filed by the Fund with the SEC.

E.	Adviser shall be responsible for making any filings
related to investments for the Designated Series which may be required either by regulatory authorities or the Trustees, which shall include, but shall not be limited to, any required filings on Forms 13D, 13F, 13G, N-PX or similar forms. Upon reasonable request by Subadviser, Adviser shall provide Subadviser with copies of any such filings which include information relevant to Subadviser's responsibilities with respect to the Designated
Series.

9.	Fees for Services.  The compensation of Subadviser for
its services under this Agreement shall be calculated and paid by Adviser in accordance with the attached Schedule
A. Adviser is solely responsible for the payment of fees to Subadviser under this Agreement.

10.	Limitation of Liability.  Except as otherwise stated in
this Agreement, Subadviser shall not be liable for any action taken, omitted or suffered to be taken by it in its best professional judgment, in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, or in accordance with specific directions or instructions from the Fund, Virtus or Adviser; provided, however, that such acts or omissions shall not have constituted a material breach of the investment objectives, policies and restrictions applicable to the Designated Series as defined in the Prospectus and Statement of Additional
Information, or a material breach of any laws, rules, regulations or orders applicable to the Designated
Series, and that such acts or omissions shall not have resulted from Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder. For the avoidance of doubt, to the extent that specific directions or instructions from the Fund, Virtus or Adviser to Subadviser result in a material breach, Subadviser shall not be liable for such breach unless Subadviser's willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties hereunder caused such material breach.

11.	Confidentiality.  Subject to the duty of the Subadviser
and Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Designated
Series and the actions of the Subadviser, Adviser, Virtus and the Fund in respect thereof.

12.	Assignment.  This Agreement shall terminate automatically
in the event of its assignment, as that term is defined in Section 2(a)(4) of the Act. Subadviser shall notify
Adviser in writing sufficiently in advance of any proposed change of control, as defined in Section 2(a)(9) of the Act, as will enable Adviser to consider whether an assignment as defined in Section 2(a)(4) of the Act will occur, and to take the steps necessary to enter into a new contract with Subadviser. In addition, Subadviser shall not, without the prior written consent of Adviser, delegate any obligation assumed pursuant to this Agreement to any affiliated or unaffiliated third party.
For the avoidance of doubt, Adviser acknowledges that Adviser and Subadviser work collaboratively to manage the investments of the Designated Series and that Subadviser relies on Adviser for administrative and support services related to the Designated Series, and Adviser does not consider such use to be a delegation prohibited by this paragraph.

13.	Representations, Warranties and Agreements of Adviser.
Adviser represents, warrants and agrees that:

A.	It is registered as an "investment adviser" under
the Investment Advisers Act of 1940, as amended
("Advisers Act").

B.	It is authorized by its subadvisory agreement with
Virtus to employ Subadviser under the terms and conditions of this Agreement.

C.	It will maintain, keep current and preserve on
behalf of the Fund, in the manner required or permitted by the Act and the Rules such records as are required of an investment adviser of a registered investment company, to the extent applicable to Adviser and to the extent such records are not directly redundant to those maintained by Virtus or the Subadviser. Adviser acknowledges that such records may be joint property of the Fund, Virtus, Adviser and Subadviser for regulatory purposes and will share copies of any such joint records upon reasonable request of the Fund, Virtus or Subadviser or otherwise make such records available for inspection by regulatory authorities.
Subadviser acknowledges that Adviser may retain originals or copies of all records required to meet the record retention requirements imposed by law and regulation and Adviser's obligations under its agreement with Virtus.

C.	It will maintain a written code of ethics complying
with the requirements of Rule 17j-l under the Act and Rule 204A-1 under the Advisers Act and shall provide Subadviser with a copy of its code of ethics and evidence of its adoption. Adviser shall institute and maintain procedures deemed reasonably necessary by Adviser to prevent Access Persons (as defined in Rule 17j-1 and Rule 204A-1) who have access to information concerning the Designated
Series, including Access Persons of Subadviser identified by Subadviser as such, from violating the Adviser's codes of ethics. Adviser shall maintain and share with Subadviser required records maintained by Adviser with respect to Subadviser's
Access Persons who have access to information concerning the Designated Series. Nothing herein shall be deemed to relieve Subadviser from its own code of ethics requirements, or to impose liability on Adviser for any violation by Subadviser's Access
Persons of any rule or provision of law with respect to Subadviser's services hereunder.

D.	It has adopted and implemented, and throughout the
term of this Agreement shall maintain in effect and implement, policies and procedures reasonably designed to prevent, detect and correct violations by Adviser and its supervised persons of "federal securities laws" (as defined in Rule 38a-1 under the Act). To the extent that such policies and procedures are relevant to the collaboration between Adviser and Subadviser with respect to the Designated Series, Adviser will provide Subadviser with true and complete copies of such policies and procedures (or summaries thereof) and related information reasonably requested by Subadviser.
Adviser agrees periodically to provide to Subadviser's compliance personnel certifications in respect of compliance by Adviser with federal securities laws and compliance with its policies and procedures to the extent relevant to Subadviser's management and operation of the Designated Series as the Subadviser's compliance personnel may reasonably request. Adviser agrees to promptly notify
Subadviser of any compliance violations which affect the Designated Series.

E.	Adviser will immediately notify Subadviser of the
occurrence of any event which would disqualify
Adviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. Adviser will also immediately notify
Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Designated Series.

14.	Representations, Warranties and Agreements of Subadviser.
Subadviser represents, warrants and agrees that:

A.	It is registered as an "investment adviser" under
the Advisers Act.

B.	It will maintain, keep current and preserve on
behalf of the Fund, in the manner required or permitted by the Act and the Rules such records as are required of an investment adviser of a registered investment company, to the limited extent applicable to Subadviser and to the extent such records are not directly redundant to those maintained by Adviser or Virtus. Subadviser acknowledges that such records may be joint property of the Fund, Virtus, Adviser and Subadviser for regulatory purposes and will share copies of any such joint records upon reasonable request of the Fund, Virtus or Adviser or otherwise make such records available for inspection by regulatory authorities. Adviser acknowledges that Subadviser may retain originals or copies of all records required to meet the record retention requirements imposed by law and regulation and Subadviser's obligations under this Agreement.

C.	For purposes of this Agreement and the Designated
Series, Access Persons of Subadviser who are Access
Persons with respect to the Designated Series shall comply with and report under Adviser's code of ethics. Subadviser shall also adopt its own code of ethics complying with the requirements of Rule 204A-
1 and Rule 17j-l, and shall provide Adviser with a copy of its code of ethics and evidence of its adoption. To the extent that there may be variations in Subadviser's code of ethics necessary to cover Subadviser's obligations with respect to its advisory publications, such variations shall not apply to nor impede compliance by Subadviser's
Access Persons who are joint Access Persons of Adviser and Subadviser with respect to the Designated Series. Subadviser shall institute procedures deemed reasonably necessary to prevent
Access Persons from violating both the Adviser's and the Subadviser's codes of ethics. Subadviser acknowledges receipt of the written code of ethics adopted by and on behalf of the Fund. Each calendar quarter while this Agreement is in effect, a duly authorized compliance officer of Subadviser shall certify to Adviser that Subadviser has complied with the requirements of Rules 204A-1 and 17j-l during the previous calendar quarter and that there has been no material violation of Subadviser's code of ethics, or of Rule 17j-1(b), or that any persons covered under Subadviser's code of ethics has divulged or acted upon any material, non-public information, as such term is defined under relevant securities laws, and if such a violation of its of Adviser's codes of ethics or the code of ethics of the Fund has occurred, that appropriate action was taken in response to such violation. Annually, Subadviser shall furnish to Adviser a written report which complies with the requirements of Rule 17j-1 concerning Subadviser's code of ethics. Subadviser shall permit Adviser to examine its required code of ethics reports.

D.	It has adopted and implemented, and throughout the
term of this Agreement shall maintain in effect and implement, relevant policies and procedures reasonably designed to prevent, detect and correct violations by Subadviser and its supervised persons of "federal securities laws" (as defined in Rule
38a-1 under the Act), and has provided Adviser with true and complete copies of its policies and procedures (or summaries thereof) and related information reasonably requested by Adviser. With respect to the Designated Series, Subadviser may adopt as its own to the extent relevant, and comply with, written policies and procedures adopted and implemented by Adviser if such policies and procedures are deemed adequate by Subadviser to satisfy Subadviser's obligations hereunder;
provided, however, that such adoption shall not be deemed to impose liability on Adviser with respect to the adequacy of Subadviser's policies and procedures. Subadviser agrees to cooperate with periodic reviews by Adviser's compliance personnel of Subadviser's policies and procedures, their operation and implementation and other compliance matters and to provide to Adviser from time to time such additional information and certifications in respect of Subadviser's policies and procedures, compliance by Subadviser with federal securities laws and related matters as Adviser's compliance personnel may reasonably request. Subadviser agrees to promptly notify Adviser of any compliance violations which affect the Designated Series.

E.	Subadviser will immediately notify Adviser of the
occurrence of any event which would disqualify
Subadviser from serving as an investment adviser of an investment company pursuant to Section 9 of the Act or otherwise. Subadviser will also immediately notify Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Designated Series.

15.	Marketing Literature and Use of Name.  No party shall
describe, disclose or otherwise reference any other party in any prospectus, statement of additional information, or regulatory filings without providing an opportunity for the party about whom such information is written to review and approve any such reference; provided that such approval shall not be unreasonably denied or delayed.

16.	No Personal Liability.  Reference is hereby made to the
Declaration of Trust establishing the Fund, a copy of which has been filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed with the Secretary of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The name "Virtus Opportunities Trust" refers to the Trustees under said Declaration of Trust, as Trustees and not personally, and no Trustee, shareholder, officer, agent or employee of the Fund shall be held to any personal liability in connection with the affairs of the Fund; only the trust estate under said Declaration of Trust is liable. Without limiting the generality of the foregoing, neither Subadviser nor any of its officers, directors, partners, shareholders or employees shall, under any circumstances, have recourse or cause or willingly permit recourse to be had directly or indirectly to any personal, statutory, or other liability of any shareholder, Trustee, officer, agent or employee of the Fund or of any successor of the Fund, whether such liability now exists or is hereafter incurred for claims against the trust estate.

17.	Entire Agreement; Amendment. This Agreement, together
with the Schedules attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior written or oral agreements pertaining to the subject matter of this Agreement. This Agreement may be amended at any time, but only by written agreement between Subadviser and Adviser with the consent of Virtus, which amendment, other than amendments to Schedule B, is subject to the approval of the Trustees and the shareholders of the Fund as and to the extent required by the Act, subject to any applicable orders of exemption issued by the SEC.

18.	Effective Date; Term.  This Agreement shall become
effective on the date set forth on the first page of this Agreement, and shall continue in effect until December
31, 2012. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by Adviser, by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

19.	Termination.  This Agreement may be terminated by any
party, without penalty, immediately upon written notice to the other parties in the event of a material breach of any provision thereof by a party so notified, or otherwise upon thirty (30) days' written notice to the other parties, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the other parties with respect to events occurring prior to such termination. In the event
Adviser's Subadvisory Agreement with Virtus with respect to the Designated Series is terminated for any cause whatsoever, this Agreement will immediately terminate.

20.	Applicable Law.  To the extent that state law is not
preempted by the provisions of any law of the United
States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

21.	Severability.  If any term or condition of this Agreement
shall be invalid or unenforceable to any extent or in any application, then the remainder of this Agreement shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforced to the fullest extent permitted by law.

22.	Notices.  Any notice or other communication required to
be given pursuant to this Agreement shall be deemed duly given if delivered personally or by overnight delivery service or mailed by certified or registered mail, return receipt requested and postage prepaid, or sent by receipt-confirmed facsimile or electronic transmission in portable document format ("PDF") addressed to the parties at their respective addresses set forth below, or at such other address as shall be designated by any party in a written notice to the other party.

Firm:
Harris Investment
Management, Inc.
Coxe Advisors LLP
Attention:
Barry McInerney,
President & CEO
Donald G. M. Coxe, Managing Partner
Address:
190 S. LaSalle Street,
4th floor
Chicago, IL 60603
190 S. LaSalle Street, 4th floor
Chicago, IL 60603
Telephone:
312-461-7720
312-461-5365
Facsimile:
E-mail:
312-461-7096
barry.mcinerney@bmo.com
312-293-5026
dc@coxeadvisors.com


23.	Certifications.  Subadviser hereby warrants and
represents that it will provide the requisite certifications reasonably requested by the chief executive officer and chief financial officer of the Fund necessary for those named officers to fulfill their reporting and certification obligations on Form N-CSR and Form N-Q as required under the Sarbanes-Oxley Act of 2002 to the extent that such reporting and certifications relate to Subadviser's limited duties and responsibilities under this Agreement.

24.	Indemnification.  Adviser agrees to indemnify and hold
harmless Subadviser and Subadviser's partners, employees and agents from and against any and all losses, liabilities, claims, damages, and expenses whatsoever, including reasonable attorneys' fees (collectively,
"Losses"), arising out of or relating to (i) any breach by Adviser of any provision of this Agreement; (ii) the negligence, willful misconduct, bad faith, reckless disregard or breach of fiduciary duty of Adviser; (iii) any violation by Adviser of any law or regulation relating to its activities under this Agreement; and (iv) any direction or instruction given by Adviser to Subadviser, except to the extent that such Losses result from the gross negligence, willful misconduct, or bad faith of Subadviser or Subadviser's reckless disregard of its obligations and duties hereunder.

25.	Receipt of Disclosure Document.  Adviser acknowledges
receipt, at least 48 hours prior to entering into this Agreement, of a copy of Subadviser's Form ADV "brochure"
as that term is used in Advisers Act Rule 204-3
containing certain information concerning Subadviser and
the nature of its business.
26.	Counterparts; PDF Signatures.  This Agreement may be
executed in any number of counterparts (including executed counterparts delivered and exchanged by electronic transmission of a signed PDF version) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged as PDFs shall be binding and effective to the same extent as original signatures.


HARRIS INVESTMENT MANAGEMENT,     COXE ADVISORS LLP
INC.


By: __________________             By: __________
Name: Barry McInerney               Name: Donald G. M. Coxe
Title:  President &
Chief Executive Officer		Title:  Managing Partner

CONSENTED TO:

Virtus Investment Advisers, Inc.


By: _______________________________
Name: Frank G. Waltman
Title:   Senior Vice President


SCHEDULES:	A.	Fee Schedule
                  B.	Subadviser Functions
                  C.	Designated Series


SCHEDULE A

SUBADVISORY FEE


      (a)	For services provided to Adviser, Adviser will pay
to Subadviser a fee, payable monthly in arrears, as stated below. The fee shall be prorated for any month during which this Agreement is in effect for only a portion of the month.

      (b)	The fee to be paid to Subadviser is to be 40% of the
advisory fee paid to Adviser by Virtus.



SCHEDULE B

	COXE FUNCTIONS

With respect to its investment advisory services hereunder, Subadviser shall, at its own expense:

1.	Furnish non-discretionary investment advisory services to
the Designated Series, consistent with the terms of this Agreement. In furnishing these investment advisory services, Subadviser shall:

a.	collaborate with Adviser in recommending appropriate
investments for acquisition or disposition by Adviser on behalf of the Designated Series in accordance with the Investment Guidelines as set forth in the prospectus and statement of additional information of the Designated Series;

b.	provide the services of Mr. Coxe as co-portfolio
manager to the Designated Series to collaborate with Mr. T. Andrew Janes of Adviser as co-portfolio manager and the rest of the investment team, with the understanding that Mr. Coxe has final say over portfolio recommendations, but no authority as to portfolio construction, throughout this collaboration;

c.	maintain such books and records with respect to the
investment advisory services to be provided hereunder as are required by the Act and the Advisers Act; and

d.	provide such information and reports with respect to
the investment advisory services to be provided hereunder as shall be reasonably requested by Adviser;

2.	Promptly after filing with the SEC an amendment to its
Form ADV provide a copy of such amendment to Adviser; and

3.	Ensure that appropriate representatives of Subadviser
attend meetings with Adviser, Virtus and the Trustees at such time(s) and location(s) as reasonably requested by Adviser. Whenever possible, videoconferences will be deemed as acceptable for attendance.



SCHEDULE C

DESIGNATED SERIES

Virtus Global Commodities Stock Fund (all assets)
1